EXHIBIT 10.35
GRAFTECH INTERNATIONAL LTD.
SHORT-TERM INCENTIVE PLAN
Effective January 1, 2022 (the “Effective Date”), the GrafTech International Ltd. Incentive Compensation Plan was revised and renamed the GrafTech International Ltd. Short-Term Incentive Plan (the “Plan”), as set forth herein. The Plan shall commence on the Effective Date and shall remain in effect until terminated by the Compensation Committee.
Article I

PURPOSE OF PLAN
The purpose of the Plan is to: (i) provide incentives and rewards to all Participants by having a portion of their compensation dependent upon the financial success of GrafTech International Ltd. (“GrafTech”) and its Subsidiaries (collectively, the “Company”); (ii) assist the Company in attracting, retaining, and motivating employees of high ability and experience; and (iii) make the Company’s compensation program competitive with those of other major employers.
Article II

DEFINITIONS
1.1“Award” shall mean the amount of the annual payment under the Plan payable to a Participant for a Plan Year.
1.2“Base Pay” shall mean (i) for a salaried exempt employee, the annual salary rate of such employee for the applicable Plan Year adjusted for any change of position during the Plan Year pursuant to Section 5.3 and, for a salaried non-exempt or hourly employee, their annual eligible pensionable earnings (including shift premium and overtime earnings) earned for the applicable Plan Year, excluding any payment made during the applicable Plan Year pursuant to this Plan for an award earned for the Plan Year immediately prior to the applicable Plan Year, or (ii) compensation reasonably equivalent thereto as determined by the Department in its sole judgment.
1.3“Beneficiary” shall mean a Participant’s deemed beneficiary pursuant to Article VIII.
1.4“Board” shall mean the Board of Directors of GrafTech.
1.5“CEO” and “CFO” shall mean the Chief Executive Officer and the Chief Financial Officer, respectively, of GrafTech.
1.6“Compensation Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards to Participants hereunder. Any action that may be taken by the Compensation Committee may be taken by the Board.
1.7“Department” shall mean GrafTech’s Corporate Human Resources Department.
1.8“Detrimental Conduct” shall mean activities which have been, are or would reasonably be expected to be detrimental to interests of the Company, as determined in the sole and good faith judgment of the Compensation Committee. Such activities include, but are not limited to, gross neglect or willful and continuing refusal by the Participant to substantially perform his or her duties or responsibilities for or owed to the Company, unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of Company confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding regarding the Company, or misappropriation of Company property.
1.9“Disability” shall mean a disability for purposes of the then current or most recent GrafTech International Holdings Inc. Long-Term Disability Plan, regardless of whether the relevant Participant is or would have been covered thereby.
1.10“Eligible Employees” shall mean all regular, full-time salaried or hourly employees (who actually worked during the Plan Year) of the Company, excluding: (i) those union-represented employees in the United States where no agreement has been reached with their bargaining representative for their participation in the Plan; and (ii) those employees of any Subsidiary formed or incorporated outside the United States covered by contractual and regulatory obligations where no agreement has been reached or required approval obtained for their participation in the Plan.
1.11“Executive Officers” shall mean any Eligible Employee who, at the relevant time, is required to file beneficial ownership reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
1.12“Participant” shall mean an Eligible Employee who has satisfied the requirements for participation in the Plan as set forth in Article IV.
1.13“Performance Measures” shall mean such measures of performance of the Company or individual Participants as shall be determined for a Plan Year pursuant to Section 3.3.
1.14“Plan Year” shall mean the calendar year.
1.15“Retirement” shall mean a Participant’s voluntary termination of employment or service to the Company and its Subsidiaries (i) upon or after attaining age 62, and (ii) only if the Compensation Committee in its sole and exclusive discretion (and first considering the recommendation of the Company’s Chief Executive Officer) consents to such voluntary termination of employment constituting a “Retirement” for purposes of prorated Award treatment under this Plan; provided, however, that any prorated Award received by a Participant under the Plan due to Retirement will be subject to recoupment by the Company in its discretion if the Participant obtains reasonably material subsequent employment with any other for-profit company or similar entity.
1.16“Subsidiary” shall mean a corporation, partnership, joint venture, or other entity in which the Company has an ownership interest of at least fifty percent (50%).
Article III

ADMINISTRATION
1.1Administration. Except as otherwise provided herein, the Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full power and discretionary authority to construe and interpret the Plan, establish and amend regulations to further the purposes of the Plan, and take any other action necessary to administer and implement the Plan.
1.2Human Resources Department. The Department shall: (i) in consultation with the CEO, formulate, review and make recommendations to the Compensation Committee regarding such changes in the Plan as it deems appropriate or the Compensation Committee may request; (ii) maintain records regarding Awards; (iii) prepare reports and provide data as required by the Compensation Committee and government agencies; (iv) obtain consents and approvals relating to the Plan as required by government agencies; and (v) take such other actions as may be necessary or appropriate or as may be requested by the Compensation Committee for the effective implementation and administration of the Plan.
1.3Performance Measures. The general parameters (such as milestones and related awards) of the Performance Measures shall be determined by the Compensation Committee in consultation with the CEO. The specific Performance Measures and the related target Awards for the CEO and other Executive Officers shall be determined by the Compensation Committee. The specific Performance Measures and the related target Awards for other Participants shall be determined by the CEO, in consultation with the Department and management, consistent with the general parameters approved by the Compensation Committee.
1.4Binding Effect. Decisions, actions and interpretations by the Compensation Committee, the Department or management of the Company, regarding the Plan, pursuant to this Article III or as otherwise provided for herein, shall be final and binding upon all Participants and Beneficiaries.
Article IV

PARTICIPATION
All Eligible Employees who have completed a minimum of three months of service during a Plan Year shall be eligible for an Award for that Plan Year. Except as otherwise provided in Article VII, Awards to Participants who have completed more than three months but less than 12 months of service during a Plan Year (including due to Retirement) will be prorated based upon the Participant’s length of service during the Plan Year.
Article V

AWARDS
1.1Individual Targets. For any Plan Year, the target Award for each Participant shall be a specified percentage of the Participant’s Base Pay as determined pursuant to Section 3.3.
1.2Determination of Awards. For each Plan Year, the Department, in consultation with the CEO and CFO, shall report to the Compensation Committee its evaluation as to whether and to the extent to which Performance Measures have been met. The general determination as to whether and the extent to which Performance Measures have been met shall be made by the Compensation Committee in consultation with the CEO. The specific determination as to whether and the extent to which Performance Measures applicable to the CEO and the other Executive Officers have been met shall be made by the Compensation Committee. The specific determination as to whether and the extent to which Performance Measures applicable to other Participants have been met shall be made by the CEO, in consultation with the Department and management, consistent with the general determination made by the Compensation Committee. The Compensation Committee, in its sole discretion, may increase or decrease the aggregate amount awarded to any Participant for any Plan Year irrespective of whether the relevant Performance Measures have been met.
1.3Change of Position During a Plan Year. If a Participant is reassigned to a different position during a Plan Year, the total Award will be determined proportionally based on the relative performance and time in each position as the case may be.
Article VI

PAYMENT OF AWARD
1.1Payment. The Awards for any Plan Year shall normally be authorized during the first quarter in the year immediately following the end of such Plan Year or as soon thereafter as is practicable under the circumstances. The Awards will be paid to the qualified Participants promptly after authorization (and in any event, during the calendar year immediately following the Plan Year with respect to which such Awards are earned) in cash.
1.2Deferral of Payment. The Compensation Committee reserves the right to defer and to allow Participants to defer payment of some or all Awards, in whole or in part, upon such terms and conditions as the Compensation Committee in its sole discretion may determine. The Compensation Committee’s decision regarding the deferral of Awards shall be final and binding on all Participants and Beneficiaries. Notwithstanding the foregoing, any terms and conditions of any deferral of payment of an Award shall be in writing and comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).
1.3Subsidiaries’ Liability for Awards. Each Subsidiary shall be liable for paying Awards with respect to Participants who are employed by such Subsidiary.
1.4Detrimental Conduct. Notwithstanding anything contained herein to the contrary, if a Participant has engaged or engages in Detrimental Conduct, then the Compensation Committee or the Board shall have the right, in its sole and good faith judgment, to suspend (temporarily or permanently) the payment of an Award to such Participant, increase the Performance Measures applicable to an Award to such Participant, cancel an Award to such Participant, require the forfeiture of an Award to such Participant, or take any other actions in respect of an Award to such Participant.
1.5Withholding or Offset. The Company retains the right to deduct and withhold from any payments due hereunder all sums that it may be required or permitted to deduct or withhold pursuant to any applicable contract or benefit plan, statute, law, regulation, order or otherwise. Except for the Company’s right to withhold taxes, the Company will have no obligation relating to any tax or penalty applicable to any Participant as a result of participation in the Plan. The Company may also offset the payment of an Award based on payments under a local country contract or benefit plan as determined by the Compensation Committee or the Department in its sole discretion; however, no such offset will occur unless such local payments are paid at a time consistent with the payment timing described in Section 6.1 of the Plan.
Article VII

TERMINATION OF EMPLOYMENT
Notwithstanding any other provision of the Plan to the contrary, if, prior to the date the Award is payable, a Participant’s employment with the Company is terminated voluntarily (other than due to Retirement) or is terminated involuntarily due to Detrimental

Conduct, then such Participant shall not be entitled to any Award for the applicable Plan Year. In the event of death or Disability, whether long-term or short-term, or involuntary termination by the Company not as a result of Detrimental Conduct, a Participant who is on the payroll as an active employee as of the last day of a Plan Year shall be eligible to receive an Award for such Plan Year. A Participant who experiences a Retirement during the Plan Year (or after but before the date the Award is payable) shall continue to be eligible to receive an Award for such Plan Year.
Article VIII

BENEFICIARY DESIGNATION
For Eligible Employees who participate in the GrafTech Savings Plan (the “Savings Plan”), the beneficiary or beneficiaries designated by a Participant or deemed to have been designated by a Participant under the Savings Plan shall be deemed to be a Participant’s Beneficiary. For Eligible Employees who do not participate in the Savings Plan, the beneficiary or beneficiaries designated by a Participant or deemed to have been designated by a Participant under a Company sponsored life insurance program shall be deemed to be a Participant’s Beneficiary. A deceased Participant’s unpaid Award shall be paid to his or her Beneficiary at the same time the Award would otherwise be paid to the Participant. If a Participant does not participate in the Savings Plan or such life insurance program, or if a Participant participates in the Savings Plan or such life insurance program and has not designated or been deemed to have designated a beneficiary thereunder, then a deceased Participant’s unpaid Award shall be paid to the Participant’s estate. If a Beneficiary does not survive a Participant, then the deceased Participant’s unpaid Award shall be paid to the Participant’s estate. If the Beneficiary of a deceased Participant survives a Participant and dies before such Participant’s Award is paid, then such unpaid Award shall be paid to the Beneficiary’s estate.
Article IX

GENERAL PROVISIONS
1.1Awards Not Assignable. Nothing in this Plan shall be construed to give a Participant, Beneficiary, Participant’s estate or Beneficiary’s estate any right, title or interest in any specific asset, fund or property of any kind whatsoever owned by the Company or in which it may have any interest now or in the future, but each Participant, Beneficiary, Participant’s estate and Beneficiary’s estate shall have the right to enforce his, her or its claims against the relevant Subsidiary in the same manner as any unsecured creditor of the relevant Subsidiary. No Participant, Beneficiary, Participant’s estate or Beneficiary’s estate shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any right to receive a payment in advance of any such payment and any attempted transfer, assignment, anticipation, mortgage or encumbrance shall be void.
1.2Unfunded Compensation. The Plan is intended to constitute an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive an Award shall be no greater than the right of an unsecured general creditor of the relevant Subsidiary. Pursuant to Section 6.3, all Awards shall be paid from the general funds of the respective employer, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.
1.3No Right to Employment. Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Company or affect the right of the Company to discharge a Participant.

1.4Adjustment of Awards. In the event of any significant, material, unusual, extraordinary, unforeseen or unusual event, or a change in applicable law, regulation or accounting principle or other circumstance, affecting the Company, the Compensation Committee, in consultation with the CEO, may make equitable adjustments in the amount of the Awards, in the time of payment of the Awards or in the criteria for calculating the Awards.
1.5Non-Exclusivity of Plan. Nothing in the Plan shall limit or be deemed to limit the authority of the Board or the Compensation Committee to grant awards or authorize any other compensation under any other plan or authority.
1.6Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
1.7Interpretation Regarding Providing Information. Nothing in this Plan or any ancillary document shall prohibit a Participant from reporting possible violations of law or regulation to any governmental agency or entity, otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and, for the avoidance of doubt, a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
1.8Applicable Law. The Plan shall be construed and governed in accordance with the laws of the State of Delaware. The Plan shall be administered and interpreted so that it shall comply with the laws of any country in which Eligible Employees are located. The Plan is intended to comply with Section 409A and any ambiguities should be interpreted in such a way as to comply with Section 409A.
Article X

AMENDMENT, SUSPENSION OR TERMINATION
The Compensation Committee shall have the right to amend, suspend or terminate the Plan at any time.